Exhibit 5.1

March 6, 2015	C. Paul W. Smith Direct Dial: 506.632.2787 Direct Fax: 506.652.1989 psmith@stewartmckelvey.com

GSI Group Inc.

125 Middlesex Turnpike

Bedford, Massachusetts

USA 01730

Ladies and Gentlemen:

We have acted as New Brunswick counsel to GSI Group Inc., a New Brunswick corporation (the “Company”), in connection with the Company’s filing on March 6, 2015, with the United States Securities and Exchange Commission (the “Commission”), of a registration statement on Form S-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”), as well as the prospectus contained in the Registration Statement (the “Prospectus”), which may be supplemented from time to time by one or more prospectus supplements (each a “Prospectus Supplement”). The Registration Statement and Prospectus pertain to the registration of up to $[250,000,000] in aggregate offering price of (i) common shares, no par value, of the Company (the “Common Shares”), and (ii) one or more series of debt securities, certain series of which may be exchangeable for and/or convertible into Common Shares, pursuant to an indenture to be entered into between the Company and a financial institution to be identified therein, as trustee, in the form filed as Exhibit 4.3 to the Registration Statement, as supplemented by any supplemental indenture or indentures.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement other than as expressly stated herein.

We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon and subject to the foregoing, we are of the opinion that as and when any particular issuance of Common Shares has been authorized by all necessary corporate action of the Company and such Common Shares have issued and delivered against payment therefor as provided for in the corporate action approving such issuance and in the manner contemplated by the Registration Statement and/or the applicable Prospectus and related Prospectus Supplement(s), such Common Shares shall be validly issued as fully paid and non assessable shares in the capital of the Company.

The opinions set forth herein are limited to the laws of the Province of New Brunswick and we express no opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, including in the prospectus constituting a part thereof, and in any amendment or supplement thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours very truly,

/s/ Stewart McKelvey